CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information, each dated June 24, 2026, and each included in this Post-Effective Amendment No. 329 to the Registration Statement (Form N-1A, File No. 333-30810) of State Street Institutional Investment Trust (the “Registration Statement”).

We also consent to the incorporation by reference of our reports, dated February 26, 2026, with respect to the financial statements and financial highlights of State Street Institutional Treasury Money Market Fund, State Street Institutional Treasury Plus Money Market Fund, and State Street Institutional U.S. Government Money Market Fund (three of the funds constituting State Street Institutional Investment Trust) included in the Annual Report (Form N-CSR) for the year ended December 31, 2025, into this Registration Statement, filed with the Securities and Exchange Commission.

Boston, Massachusetts

June 23, 2026

Information Classification: Limited Access